Exhibit 99.1

This press release contains forward-looking statements based on Multimedia's current expectations. The words "will," "would," "could," "expect," "plan," "believe," "anticipate," "intend," and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance, and as a result, Multimedia's financial condition, may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, sweepstakes or lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risks that Multimedia continues to sustain a decline in units placed in operation in Oklahoma or a continued decline in the hold per day of such units; (vii) the risks of continued competitive pressure on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; (viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (ix) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Multimedia Games Reports Second Quarter Diluted EPS of $0.09;
Establishes Fiscal 2006 Third Quarter EPS Guidance of $0.01 - $0.03, Reflecting Lower Hold Per Day Estimate and Elimination of Iowa
Opportunity

    AUSTIN, Texas--(BUSINESS WIRE)--May 4, 2006--Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal second quarter, ended March 31, 2006, as summarized in the table below:

                         Summary of Q2 Results
       (In millions, except per-share and player terminal data)

                                          For the Three Months Ended
                                                   March 31,
                                              2006           2005
                                          ------------   ------------
Revenue                                   $       46.5   $       40.0
EBITDA(1)(2)                              $       19.8   $       24.0
Net income(2)                             $        2.5   $        5.2
Diluted EPS(2)                            $       0.09   $       0.18
Average installed player terminals:
   Class II
   (Legacy and Reel Time Bingo(R) games)         9,108         11,674
   Oklahoma compact games                        1,189              2
   Other gaming units(3)                         2,700          2,420
-----------------------------------------

(1) EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. In the period ending September 30, 2005, accretion of contract rights was added to the calculation of EBITDA. Prior periods have been adjusted to reflect this change. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.
(2) For the three months ended March 31, 2006, EBITDA, Net income and Diluted EPS as reported above include an after-tax impact of approximately $534,000, or $0.02 per share, respectively, related to the Company's adoption, on October 1, 2005, of Statement of Financial Accounting Standards, or SFAS, No. 123R, "Share-Based Payment."
(3) Other gaming units include Charity, TILG and Iowa lottery.

    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "We are pleased that the fiscal 2006 second-quarter operating results exceeded our guidance. Second quarter results benefited as we recognized revenue from the sale of 338 units for the Class III tribal gaming market in Washington State.
    "In Q2 FY '06, two recently entered markets -- promotional video sweepstakes in Alabama and Iowa instant lottery tickets -- enabled the Company to further diversify its revenue base. In February, our first promotional video sweepstakes system, with approximately 1,318 associated video readers, was reactivated at a facility in Birmingham, Alabama. Having proven the feasibility of this system, we intend to address other markets where variations of this system can be deployed for other promotional, coupon, sweepstakes and amusement with prize opportunities.
    "However, our expectations for Q3 FY '06 are tempered by three unrelated events. In Iowa, the state legislature took action which discontinued play of TouchPlay(R) games on May 3. Second, the Company's placement of significant numbers of electronic bingo units in Mexico will commence in late May, rather than late March as we originally contemplated, due to later than expected openings of our customers' facilities. While providing player terminals for sixty-five permitted facilities in Mexico is an important new revenue source, we now believe our installed base in that market will grow more slowly during Q3 FY 2006 than earlier anticipated. Finally, average hold per day per unit ("hold per day") across all markets strengthened in the second fiscal quarter, which was consistent with our guidance, but has declined significantly in Q3 '06 to date. The reduced hold-per-unit forecast is the largest factor in our lowered Q3 FY '06 expectations, and is based upon the April results, the most recent data available.
    "At the end of the 2006 second quarter, we had installed 383 Iowa TouchPlay units, and our prior expectations for the third quarter included revenue and net income benefits from significant growth in this installed base, since we had orders to place approximately 2,300 additional units. As a result of recently enacted legislation in Iowa calling for the removal of all TouchPlay units, Multimedia will not realize any future benefit from this market. Notwithstanding this disappointing news, we believe Multimedia is well positioned to offer such systems, products and games in other domestic and international electronic lottery markets.
    "At the time we reported 2006 fiscal first quarter results in early February, we indicated that we were close to finalizing an important international contract. Late in Q2 FY '06, Multimedia entered into an agreement to place a significant number of electronic bingo units in Mexico. While no facilities were opened during Q2 FY '06, the first facility is now operational, and our customer has indicated that with our support, they plan to open ten facilities in Mexico by the end of calendar 2006. Pursuant to our agreement, we will provide these sites both with electronic bingo terminals and Multimedia's casino management and player tracking system. Based on the current schedule of facility openings, several additional locations are set to open later this quarter, and we anticipate installing approximately 550 total units by June 30.
    "Regarding future expectations, while the market dynamics in Oklahoma are still evolving, in the seventeen months since voters approved the gaming compact, we have continued to work with our tribal customers to offer compliant Class II games, and Class III offerings covered by the compact. There appears to be wide latitude afforded the facilities regarding the types of stand-alone gaming permitted under the compact, and as a result, we are experiencing or expect to experience new competitive pressure. In the future, we intend to use our server-based gaming expertise to offer products in this market that capitalize on the benefits of both linked- and stand-alone gaming.
    "For the New York Lottery market, where Multimedia provides the central determinant system for video lottery terminal ("VLT") offerings at racetracks in the state, expansions at existing sites and scheduled openings of new facilities are expected to add approximately 3,500 video lottery devices by the current fiscal year end. Following that, an additional 7,000 new units are expected to be added between early calendar 2007 and our 2007 fiscal year end. These placements are expected to begin benefiting our operating results near the end of fiscal 2006.
    "During the next two quarters, ongoing roll-outs of a new platform and new content for our Alabama and Oklahoma customer will support our goal of remaining a leading supplier in these markets. In addition to our Minnesota MegaBingo(R) product offering, which is scheduled to come online later this quarter, we are actively pursuing charity opportunities in other jurisdictions."
    Mr. Lind concluded, "Despite the ongoing challenges in our primary market, Multimedia has remained profitable while maintaining a high level of investment in research and development in support of several new products for new markets. These latest offerings continue to drive our transition to a more diversified revenue mix. We expect to realize benefits to our operating results from market and revenue diversification late in fiscal 2006 and throughout fiscal 2007, as we open a number of locations in Mexico, benefit from the Minnesota MegaBingo product offering, and record net earnings contributions from New York. In the near-term, Multimedia will focus on driving revenue in existing markets and managing expenses while developing new products and pursuing new market opportunities."

    Fiscal 2006 Second Quarter Review:

    Total revenues for the fiscal 2006 second quarter increased 16%, or $6.5 million, to $46.5 million compared to the prior-year period. The year-over-year revenue comparisons reflect:

    -- An increase in Oklahoma compact revenue (reported in the "All other revenue" line item) of $2.2 million;

    -- A significant year-over-year increase in "Gaming equipment, system sale and lease revenue" to $11.1 million, compared to $0.8 million in the prior year period. The increase reflects $2.1 million from player terminal sales to the Washington State tribal gaming market, and $8 million related to the Company's system sale to the Israel lottery, following the completion of the contractual terms for acceptance of this system in the March 2006 quarter;

    -- Revenue generated by the MegaSweeps(TM) promotional sweepstakes system installation in Birmingham, Ala., which the Company did not have in the prior year; and,

    -- An approximate 21%, or $6.5 million, decline in Class II revenues, to $24.7 million. The decline is due to the removals over the last twelve months of Reel Time(R) Bingo and Legacy units, and the conversion of approximately 1,388 Class II player terminals to compact games. This was offset in part by a 6% increase in the average Class II hold per day compared to the prior-year period.

    Q2 2006 net income declined to $2.5 million, from $5.2 million for Q2 2005, and EBITDA declined to $19.8 million, from $24.0 million in the prior-year period, primarily due to costs the Company did not have last year associated with the sale of gaming equipment and a system. Q2 2006 EBITDA, net income and diluted EPS were impacted by a pretax charge of approximately $676,000, or $0.02 per diluted share, as a result of the Company's adoption of SFAS No. 123R, "Share-Based Payment," on October 1, 2005.
    Multimedia's total installed base of player terminals declined 7%, or 965 units, to 12,853 units at March 31, 2006, compared with 13,818 units at March 31, 2005. On a quarterly sequential basis, Multimedia's total installed base of player terminals declined by 270 units, or approximately 2%, from the 13,123 units reported as of December 31, 2005. Removals of Class II units during the March 2006 quarter include 200 units from a California facility that was closed by the operator, and 330 units from facilities in the Oklahoma market and 123 units from the Alabama charity market partially offset by the placement of 383 Iowa TouchPlay units.
    Offsetting the quarterly sequential decline in Multimedia's total installed base of player terminals were approximately 1,318 video card readers installed in Alabama but not reflected as gaming units at March 31, 2006.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. "Total Other Gaming Units" includes unit placements in the charity bingo and Iowa markets.

                                  Total      Oklahoma
  Quarter    Reel Time          Class II     Compact     Total Other
   Ended       Bingo    Legacy    Units      Games(1)  Gaming Units(2)
----------------------------------------------------------------------
  3/31/2006(3)   8,439     392     8,831        1,173           2,849
 12/31/2005      8,915     390     9,305        1,229           2,589
  9/30/2005      9,189     461     9,650        1,076           2,565
  6/30/2005      9,157     558     9,715          938           2,628
  3/31/2005     10,704     609    11,313           68           2,437


(1) "Oklahoma Compact Games" represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma.
(2)  Other gaming units include Charity and Iowa lottery.
(3) The approximately 1,318 video card readers installed in Alabama are not reflected as gaming units.

    Selling, general and administrative expense increased 13%, to $17.6 million for the three months ended March 31, 2006, from $15.6 million for the three months ended March 31, 2005. The increase is attributable to stock-based compensation expense of $676,000 in the March 2006 quarter, a year-over-year increase in legal, professional and lobbying fees of approximately $1.0 million related to litigation and our entry into new markets, and an increase of approximately $184,000 in salaries, wages and related employee benefits and taxes.
    Multimedia adopted SFAS No. 123R for share-based payments, effective October 1, 2005, using the modified prospective method. The following table presents a comparison of the actual reported net income, net income per share and compensation cost of stock options granted to employees for the three and six months ended March 31, 2006, with the pro forma amounts that would have been reported if compensation expense had been determined using the fair value method required by SFAS No. 123R for the three and six months ended March 31, 2005:

                             For the Three Months  For the Six Months
                                Ended March 31,      Ended March 31,
                                2006      2005       2006      2005
                              --------  --------   --------  --------
                                (in thousands,       (in thousands,
                              except per-share      except per-share
                                   amounts)              amounts)
Net Income:
As reported                   $  2,476  $  5,212   $  4,005  $ 10,235
  Reported stock-based
   compensation, net of tax        534        --      1,067        --
  Pro forma stock-based
   compensation, net of tax         --      (761)        --    (1,619)
                              --------  --------   --------  --------
Pro forma                     $  3,010  $  4,451   $  5,072  $  8,616
                              ========  ========   ========  ========

Basic earnings per common
 share:
   As reported                $   0.09  $   0.19   $   0.15  $   0.37
                              ========  ========   ========  ========
   Pro forma                  $   0.11  $   0.16   $   0.19  $   0.31
                              ========  ========   ========  ========
Diluted earnings per common
 share
    As reported               $   0.09  $   0.18   $   0.14  $   0.34
                              ========  ========   ========  ========
    Pro forma                 $   0.10  $   0.15   $   0.18  $   0.29
                              ========  ========   ========  ========

    Research and development expense in the March 31, 2006 quarter increased by $0.9 million, or 22%, to $5.2 million, from $4.3 million for the March 31, 2005 quarter.
    During the quarter ended March 31, 2006, Multimedia capitalized $1.2 million in costs related to the internal development of its gaming products and systems, compared to $1.3 million during the quarter ended December 31, 2005. Approximately $0.7 million of the capitalized costs in the March 2006 quarter was related to the development of new content, and approximately $0.4 million was for systems. For the three months ended March 31, 2006, capital expenditures were $7.6 million, the majority of which was for gaming equipment purchases.

    Financial Guidance

    For its fiscal 2006 third quarter, ending June 30, 2006, Multimedia is establishing diluted earnings per share guidance of $0.01-$0.03, inclusive of an impact of $0.02 per diluted share for share-based payments pursuant to the Company's adoption of SFAS No. 123R beginning October 1, 2005.
    The fiscal 2006 third quarter diluted earnings per share guidance assumes the following:

    -- The installed base of 8,831 Class II player terminals will remain approximately the same throughout the fiscal third quarter.

    -- Based on the hold per day for April, the average hold per day for the Company's Oklahoma Class II and compact games will decline approximately 12.4% from Q2 FY '06 levels. The Company believes that the April decline in the hold per day relative to Q2 FY '06 hold per day levels is attributable in part to competition from large lottery jackpot prizes as well as higher energy prices. In addition, the Company believes April was impacted by several tornadoes and brush fires in Oklahoma.

    -- There will be only approximately one month of revenue from 383 TouchPlay units installed in Iowa. Multimedia stopped installing units in the market when legislation banning the product was announced. Multimedia does not expect to incur significant costs associated with the removal of units from this market, other than the ongoing depreciation expense--with no revenue benefit--for units that were already installed.

    -- Initial revenue from Multimedia's new contract in Mexico will not yet be sufficient to offset the total costs the Company will incur during the quarter for installing player terminals and gaming systems in the market.

    Looking forward, Multimedia expects future periods' operating results to reflect:

    -- The placement of approximately 550 units in the Mexico market during the current quarter, and a ramping up of installations through the remainder of calendar 2006 and throughout calendar 2007;

    -- A new facility in Oklahoma City expected to open in mid-July, with approximately 880 Multimedia player terminals;

    -- Expansion in the number of units in the NY video lottery market, as noted earlier in this release;

    -- An expected 160 charity units to be added to the Company's installed base in Alabama in June; and,

    -- Initial revenue, beginning late in May, from the Company's new charity offering in Minnesota.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, May 4, 2006, at 10:00 a.m. EDT (9:00 a.m. CDT). Both the call and webcast are open to the general public. The conference call number is 719-457-2681 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning at 1:00 p.m. EDT the day of the call, continuing through midnight EDT on Thursday, May 11, 2006. To access this rebroadcast, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), and then the pass code 8523489.

    About the Company

    Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as the racino, charity bingo, video lottery, and sweepstakes and amusement with prize markets. The Company's ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity bingo and emerging markets, including sweepstakes, promotional, amusement with prize and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

    Cautionary Language

    This press release contains forward-looking statements based on Multimedia's current expectations. The words "will," "would," "could," "expect," "plan," "believe," "anticipate," "intend" and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance, and as a result, Multimedia's financial condition, may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, sweepstakes or lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein;
(iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risks that Multimedia continues to sustain a decline in units placed in operation in Oklahoma or a continued decline in the hold per day of such units;
(vii) the risks of continued competitive pressure on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; (viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (ix) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                     CONSOLIDATED BALANCE SHEETS
             As of March 31, 2006 and September 30, 2005
         (In thousands, except shares and per-share amounts)
                             (Unaudited)
                                             March 31,   September 30,
                  ASSETS                       2006          2005
                                           ------------- -------------
CURRENT ASSETS:
 Cash and cash equivalents                  $     1,996   $       118
 Accounts receivable, net of allowance for
  doubtful accounts of $341 and $229,
  respectively                                   16,832        18,807
 Inventory                                           --           414
 Contract costs in excess of billing                 --           789
 Prepaid expenses and other                       1,820         3,177
 Notes receivable, net                            8,931         9,362
 Federal and state income tax receivable          1,388            --
 Deferred income taxes                            1,673         2,075
                                            -----------   -----------
       Total current assets                      32,640        34,742
Restricted cash and long-term investments           995         1,068
Leased gaming equipment, net                     29,208        37,391
Property and equipment, net                      93,087        93,894
Notes receivable - noncurrent                    30,310        31,964
Intangible assets, net                           58,133        53,674
Other assets                                      1,077         1,959
Deferred tax asset - noncurrent                     898            --
                                            -----------   -----------
       Total assets                         $   246,348   $   254,692
                                            ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of revolving lines of
  credit                                    $    18,441   $        --
 Current portion of long-term debt and
  capital leases                                  9,523        13,401
 Accounts payable and accrued expenses           22,053        35,349
 Federal and state income tax payable                34         3,312
 Deferred revenue                                 1,705         2,081
                                            -----------   -----------
       Total current liabilities                 51,756        54,143
Revolving lines of credit                        24,643        27,770
Long-term debts and capital leases, less
 current portion                                  2,924         6,498
Other long-term liabilities                       2,768         3,049
Deferred revenue - noncurrent                       423         1,057
Deferred income taxes                                --         3,258
                                            -----------   -----------
       Total liabilities                         82,514        95,775
                                            -----------   -----------
Commitments and contingencies
Stockholders' equity:
   Preferred stock:
     Series A, $0.01 par value, 1,800,000
      shares authorized, no shares issued
      and outstanding                                --            --
     Series B, $0.01 par value, 200,000
      shares authorized, no shares issued
      and outstanding                                --            --
     Common stock, $0.01 par value,
      75,000,000 shares authorized,
      30,960,222 and 30,802,524 shares
      issued, and 27,048,837 and 27,050,285
      shares outstanding, respectively              310           308
 Additional paid-in capital                      69,550        67,184
     Treasury stock, 3,911,385 and
      3,752,239 shares at cost,
      respectively                              (24,741)      (23,285)
 Retained earnings                              118,715       114,710
                                            -----------   -----------
       Total stockholders' equity               163,834       158,917
                                            -----------   -----------
       Total liabilities and stockholders'
        equity                              $   246,348   $   254,692
                                            ===========   ===========


                  CONSOLIDATED STATEMENTS OF INCOME
          For the Three Months Ended March 31, 2006 and 2005
               (In thousands, except per-share amounts)
                             (Unaudited)
                                                2006          2005
                                            -----------  ------------
REVENUES:
 Gaming revenue:
   Class II                                 $    24,748  $     31,222
   Charity                                        5,144         5,454
   All other(1)                                   4,381         2,121
 Gaming equipment, system sale and lease
  revenue                                        11,069           811
 Other                                            1,114           439
                                            -----------   -----------
       Total revenues                            46,456        40,047
                                            -----------   -----------
OPERATING COSTS AND EXPENSES:
 Cost of gaming equipment and systems sold
  and royalty fees paid                          10,125           960
 Selling, general and administrative
  expenses                                       17,582        15,606
 Amortization and depreciation                   14,129        14,763
                                            -----------   -----------
       Total operating costs and expenses        41,836        31,329
                                            -----------   -----------
       Operating income                           4,620         8,718
OTHER INCOME (EXPENSE):
 Interest income                                    611           350
 Interest expense                                (1,054)         (663)
                                            -----------   -----------
Income before income taxes                        4,177         8,405
Income tax expense                                1,701         3,193
                                            -----------   -----------
       Net income                           $     2,476   $     5,212
                                            ===========   ===========
Basic earnings per share                    $      0.09   $      0.19
                                            ===========   ===========
Diluted earnings per share                  $      0.09   $      0.18
                                            ===========   ===========

(1) Gaming revenue: All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery and C-TILG markets.


                  CONSOLIDATED STATEMENTS OF INCOME
           For the Six Months Ended March 31, 2006 and 2005
               (In thousands, except per-share amounts)
                             (Unaudited)
                                                 2006        2005 (2)
                                             -----------  -----------
REVENUES:
 Gaming revenue:
   Class II                                  $    49,152  $    58,891
   Charity                                         9,812       10,054
   All other(1)                                    8,014        7,421
 Gaming equipment, system sale and lease
  revenue                                         11,694        1,805
 Other                                             1,822        1,042
                                             -----------  -----------
       Total revenues                             80,494       79,213
                                             -----------  -----------
OPERATING COSTS AND EXPENSES:
 Cost of gaming equipment and systems sold
and royalty fees paid                             10,722        1,801
 Selling, general and administrative expenses     33,540       32,431
 Amortization and depreciation                    28,472       28,044
                                             -----------  -----------
       Total operating costs and expenses         72,734       62,276
                                             -----------  -----------
       Operating income                            7,760       16,937
OTHER INCOME (EXPENSE):
 Interest income                                   1,092          782
 Interest expense                                 (2,020)      (1,217)
                                             -----------  -----------
Income before income taxes                         6,832       16,502
Income tax expense                                 2,827        6,267
                                             -----------  -----------
       Net income                            $     4,005  $    10,235
                                             ===========  ===========
Basic earnings per share                     $      0.15  $      0.37
                                             ===========  ===========
Diluted earnings per share                   $      0.14  $      0.34
                                             ===========  ===========

(1) Gaming revenue: All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery and C-TILG markets.
(2) Certain amounts have been reclassified to conform to the current-year presentation.

    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. In the period ending September 30, 2005, accretion of contract rights was added to the calculation of EBITDA. Prior periods have been adjusted to reflect this change. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

          Reconciliation of U.S. GAAP Net income to EBITDA:
                              For the Three Months For the Six Months
                                 Ended March 31,     Ended March 31,
                                 2006       2005      2006      2005
                              --------   --------  --------  --------
                                 (in thousands)      (in thousands)
Net income                    $  2,476   $  5,212  $  4,005  $ 10,235
Add back:
Amortization and depreciation   14,129     14,763    28,472    28,044
Accretion of contract rights(1)  1,067        475     2,049       801
Interest expense, net              443        313       928       435
Income tax expense               1,701      3,193     2,827     6,267
                              --------   --------  --------  --------
EBITDA                        $ 19,816   $ 23,956  $ 38,281  $ 45,782
                              ========   ========  ========  ========

(1) Accretion of contract rights relates to the amortization of intangible assets for the development projects. These amounts are recorded net of revenues in the Consolidated Statements of Income.


    CONTACT: Multimedia Games, Inc.
             Clifton Lind, President and CEO
             or
             Craig Nouis, Chief Financial Officer
             512-334-7500
             or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni / Richard Land
             212-835-8500 / mgam@jcir.com